Exhibit 99.01

OGE Energy Corp. expects to exceed the high end of 2013 guidance
Earnings release rescheduled to include 2014 Enable Midstream forecast

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 28.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP (“Enable Midstream”), today announced the company is projecting 2013 consolidated earnings to exceed the upper end of the previously issued consolidated earnings guidance of $1.80 to $1.90 per average diluted share subject to audit completion.

As previously announced, Enable Midstream expects to file an amended S-1 in late February. As a result, the earnings release date has been rescheduled from Feb. 13 to Feb. 25 to incorporate the latest forecast included in the S-1.

Additionally, the company joined a petition to the United States Supreme Court on January 29, 2014 to review the Environmental Protection Agency’s regional haze rule for Oklahoma. The United States10th Circuit Court of Appeals previously ruled that the EPA’s regional haze rule will remain stayed and will not become effective until after the Supreme Court acts on OG&E’s petition. The company will issue its plan for compliance with the EPA regional haze rule once the Supreme Court acts on OG&E’s petition.

Live Webcast
OGE Energy will host a live webcast for discussion of the results of 2013 and the 2014 outlook on Tuesday, February 25, at 8 a.m. CST. The webcast will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 807,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 28.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2013.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.